Exhibit 99.1

WorldGate and Motorola End Video Telephony Distribution Agreement

HORSHAM, Pa and TREVOSE, Pa – 21 February 2006 — WorldGate Communications (Nasdaq: WGAT) Inc. and Motorola, Inc. (NYSE: MOT) today announced that the companies have agreed to end their video telephony distribution agreement.

WorldGate will be responsible for all sales, marketing and distribution of its video telephony products going forward. Both parties will work to ensure a smooth transition for customer accounts.

The companies agree that ending the distribution agreement is in both their interests. Further details or information regarding this decision will not be disclosed by either company.

About Motorola
Motorola is known around the world for innovation and leadership in wireless and broadband communications.  Inspired by our vision of Seamless Mobility, the people of Motorola are committed to helping you get and stay connected simply and seamlessly to the people, information, and entertainment that you want and need.  We do this by designing and delivering “must have” products, “must do” experiences and powerful networks — along with a full complement of support services.  A Fortune 100 company with global presence and impact, Motorola had sales of US $36.8 billion in 2005.  For more information about our company, our people and our innovations, please visit www.motorola.com

About WorldGate Communications Inc.
WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standard protocols, and utilizes enhancements to the latest technology for voice and video compression to deliver quality, real time video images that are synchronized with the accompanying sounds. Ojo video phones are designed to operate on the high speed data infrastructures of cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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Media Contacts:

Motorola, Inc.
Paul Alfieri
+1-215-323-1804
paul.alfieri@motorola.com

WorldGate Communications
Tim Cifelli
+1-610-642-8253
tim@gregoryfca.com

MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office. WorldGate and Ojo are trademarks of WorldGate Service, Inc. All other product or service names are the property of their respective owners. © Motorola, Inc. 2006.

Source: Motorola, Inc. and WorldGate Communications, Inc.

© Copyright 1994-2006 Motorola, Inc. All rights reserved.